Exhibit 99.1

NEWS RELEASE

Cardtronics Announces Completion of Its

Redomicile to the United Kingdom

HOUSTON, July 1, 2016 — Cardtronics plc (NASDAQ: CATM), the world’s largest ATM owner / operator, today announced the completion of its previously announced transaction to redomicile in the United Kingdom following approval by stockholders at a special meeting held on June 28.

In connection with the transaction, which was effective at 7:01 a.m. Eastern Time today, each issued and outstanding share of Cardtronics, Inc. common stock held by Cardtronics, Inc. stockholders was effectively converted into one Class A ordinary share of Cardtronics plc. These new shares were approved for listing and are scheduled to begin trading today on The NASDAQ Stock Market LLC (‘‘NASDAQ’’) under the symbol ‘‘CATM,” the same symbol under which shares of Cardtronics, Inc. common stock were formerly listed and traded.

As previously communicated, Cardtronics plc’s North American headquarters will be in Houston, Texas and its European headquarters will be in London. Cardtronics plc plans to conduct corporate activities from both locations, and does not anticipate any impact to employees, day-to-day operations, or services to its customers as a result of the redomicile.

Cardtronics plc will continue to be subject to the reporting requirements of the U.S. Securities and Exchange Commission (the “SEC”) and applicable corporate governance rules of NASDAQ, and will continue to report its consolidated financial results in U.S. dollars and in accordance with U.S. Generally Accepted Accounting Principles.

As previously announced, the transaction constituted a share exchange event under the indenture governing the 1.00% Convertible Senior Notes due 2020 (the “Notes”) of Cardtronics, Inc. As a result of such share exchange event, holders of the Notes have a right to surrender their Notes for conversion until the 35th trading day immediately following the effective date of the transaction, or August 22, 2016. As of the effective date of the transaction, the Notes will be convertible in accordance with their terms into Class A ordinary shares of Cardtronics plc in lieu of Cardtronics, Inc. common stock at an exercise price of $52.39 per share.

In connection with the closing of the transaction and completion of the share exchange event, Cardtronics, Inc. and Cardtronics plc entered in a first supplemental indenture to the indenture governing the Notes, which (i) gives effect to the share exchange event, (ii) provides for the guarantee of the Notes by Cardtronics plc and (iii) makes certain other changes to the terms of the Notes to reflect the post-redomicile structure of the Cardtronics group of companies.

Cardtronics plc plans to report financial results for the quarter that ended June 30, 2016, as well as provide investors with updated financial guidance for 2016 later this month, including guidance related to the redomicile transaction.

Details of the redomicile, including the associated benefits and risks, are provided in the proxy statement/prospectus regarding the special meeting of stockholders filed with the SEC on April 27. Additional information regarding the completion of the transaction can be found in filings made today with the SEC.

About Cardtronics (NASDAQ: CATM)

Making ATM cash access convenient where people shop, work and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics provides services to approximately 195,000 ATMs in North America and Europe. Whether Cardtronics is driving foot traffic for North America and Europe’s top retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access, Cardtronics is

3250 Briarpark Drive, Suite 400, Houston, TX 77042 | phone 832-308-4000 | www.cardtronics.com

convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “project,” “believe,” “estimate,” “expect,” “anticipate,” “intend,” “contemplate,” “foresee,” “would,” “could,” “plan,” and similar expressions that are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on Cardtronics. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Cardtronics will be those that are anticipated. All comments concerning Cardtronics’ expectations for future revenues and operating results are based on Cardtronics’ estimates for its existing operations and do not include the potential impact of any future acquisitions. Cardtronics’ forward-looking statements involve significant risks and uncertainties (some of which are beyond Cardtronics’ control) and assumptions that could cause actual results to differ materially from Cardtronics’ historical experience and present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: changes in U.S. or non-U.S. laws, including tax laws, that could reduce or eliminate the benefits expected to be achieved from the redomicile; an inability to realize expected benefits from the redomicile or the occurrence of difficulties in connection with the redomicile; and costs related to the redomicile, which could be greater than expected. You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. Forward-looking statements also are affected by the risk factors described in Cardtronics’ Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and those set forth from time-to-time in other filings with the SEC. Cardtronics undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contact Information:

Media Relations	Investor Relations
Nick Pappathopoulos	Phillip Chin
Director – Public Relations	EVP Corporate Development & Investor Relations
832-308-4985	832-308-4975
npappathopoulos@cardtronics.com	ir@cardtronics.com

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries

All other trademarks are the property of their respective owners.

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